EXHIBIT 5.2



                          INVESTMENT ADVISORY AGREEMENT

             AGREEMENT made this ____ day of _________, 1995, between CONCORDE FUNDS, INC., a Texas corporation (the "Corporation") and CONCORDE FINANCIAL CORPORATION, a Texas corporation (the "Advisor").


                              W I T N E S S E T H :

             WHEREAS, the Corporation is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940 (the "Act"). The Corporation's shares, par value $1.00 per share, are initially divided into two separate investment portfolios or funds ("Funds"), each with different investment objectives and policies. Each share of a Fund represents an undivided interest in the assets, subject to the liabilities, allocated to that portfolio; and

             WHEREAS, the Corporation desires to retain the Advisor, which is an investment advisor registered under the Investment Advisers Act of 1940, as the investment advisor for the Concorde Income Fund (the "Fund").

             NOW, THEREFORE, the Corporation and the Advisor do mutually promise and agree as follows:

             1. Employment. The Corporation hereby employs the Advisor to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement. The Advisor hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

             2. Authority of the Advisor. The Advisor shall supervise and manage the investment portfolio of the Fund, and, subject to such policies as the board of directors of the Fund may determine, direct the purchase and sale of investment securities in the day to day management of the Fund. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Corporation or the Fund in any way or otherwise be deemed an agent of the Fund. However, one or more shareholders, officers, directors or employees of the Advisor may serve as directors and/or officers of the Corporation, but without compensation or reimbursement of expenses for such services from the Corporation. Nothing herein contained shall be deemed to require the Corporation to take any action contrary to its Articles of Incorporation or any applicable statute or regulation, or to relieve or deprive the board of directors of the Corporation of its responsibility for and control of the affairs of the Fund.

             3. Expenses. The Advisor, at its own expense and without reimbursement from the Fund, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of the Fund and maintaining its organization. The Advisor shall pay the salaries and fees of all officers and directors of the Corporation (except the fees paid to those directors who are not interested persons of the Fund, as defined in the Act, and who are not officers or employees of the Corporation). The Advisor shall also bear all sales and promotional expenses of the Fund, except for expenses incurred in complying with laws regulating the issue or sale of securities. The Advisor shall not be required to pay any other expenses of the Fund except as provided herein if the total expenses borne by the Fund, including the Advisor's fees, but excluding all federal, state and local taxes, interest, brokerage commissions and extraordinary items, in any year exceed that percentage of the average net assets of the Fund for such year, as determined by valuations made as of the close of each business day, which is the most restrictive percentage provided by the state laws of the various states in which the Fund's common stock is qualified for sale. If the states in which the Fund's common stock is qualified for sale impose no such restrictions, the Advisor shall not be obligated to pay any expenses of the Fund except those specifically referred to herein. The expenses of the Fund's operations borne by the Fund include by way of illustration and not limitation, directors fees paid to those directors who are not interested persons of the Fund, as defined in the Act, the costs of preparing and printing its registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates, director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, taxes, legal expenses, compensation of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund's assets, expenses of calculating the net asset value and repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

             The Fund shall monitor its expense ratio on a monthly basis. If the accrued amount of the expenses of the Fund exceeds the expense limitation established herein, the Fund shall create an account receivable from the Advisor in the amount of such excess. In such a situation the monthly payment of the Advisor's fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Fund's fiscal year if accrued expenses thereafter fall below the expense limitation.

             4. Compensation of the Advisor. For the services to be rendered by the Advisor hereunder, the Fund shall pay to the Advisor an advisory fee, paid monthly, based on the average net assets of the Fund, as determined by valuations made as of the close of each business day of the month. The annual advisory fee shall be 0.7 of 1% of such net assets. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net assets of the business days during which it is so in effect.

             5. Ownership of Shares of the Fund. The Advisor shall not take an ownership position in the Fund, and shall not permit any of its shareholders, officers, directors or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase or in connection with the initial capitalization of the Fund.

             6. Exclusivity. The services of the Advisor to the Fund hereunder are not to be deemed exclusive and the Advisor shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. Although the Advisor has permitted and is permitting the Fund to use the name "Concorde," it is understood and agreed that the Advisor reserves the right to use and to permit other persons, firms or corporations, including investment companies, to use such name, and that the Fund will not use such name if the Advisor ceases to be the Fund's sole investment advisor. During the period that this Agreement is in effect, the Advisor shall be the Fund's sole investment advisor.

             7. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Corporation or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

             8. Brokerage Commissions. The Advisor may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), to the Advisor a commission for effecting a security transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Advisor determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).

             9. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the board of directors of the Corporation in the manner required by the Act, and by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

             10. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the board of directors of the Corporation or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving sixty (60) days' written notice to the Advisor. This Agreement may be terminated by the Advisor at any time upon the giving of sixty (60) days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the board of directors of the Corporation or by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act; and (ii) the board of directors of the Corporation in the manner required by the Act; provided that any such approval may be made effective not more than sixty (60) days thereafter.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                                           CONCORDE FINANCIAL
                                              CORPORATION



   By:  ______________________________     By:______________________________
        Secretary                             President



                                           CONCORDE FUNDS, INC.



   By:  ______________________________     By:______________________________
        Secretary                             President